Exhibit No. 10.2

      Agreement dated March 5, 1997 between Mason Hanger National, Inc. and Electronic Control Security Inc. relating to the purchase of certain assets relating to the FOIDS Product Line


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                                   AGREEMENT

      This agreement is made and entered info this 5th day of March, 1997 by and among Mason & Illanger National, Inc., a Delaware corporation with offices at 260 Finney Drive, Huntsville, AL 35724 (MHN) and ECSI-FOIDS, Inc. a New Jersey corporation with offices at 23 Just Road, Fairfield, NJ 07004 (ECSI) and Arthur Birch whose address is 23 Just Road Fairfield, NJ 07004 (Birch).

      Recitals

      The shareholders and Board of Directors of MHN have authorized the closure and wind up of MHN;

      ECSI, a sales representative of MHN, desires to continue the manufacture of MHN's FOIDs product line and has offered to purchase certain of MHN's inventory and secure the necessary licenses from MHN and its licenser Lucent;

      MHN Is willing to sell certain of its inventory, license its patents and agree to other related matters on the following terms and conditions;

      For and in consideration of the promises set out below, the parties agree as follows:

      1. License. MHN and ECSI agree to enter into the license agreement attached and made a part hereof as Attachment A. MI-IN also agrees to grant to ECSI source code, PCB drawings, schematics, and trade secrets as described in Attachment E. In return for the use of the MHN trade secrets as described in attachment E, ECSI agrees that any patent that is applied for based upon those trade secrets will be a patent jointly owned by ECSI and MHN or MHN's successor in interest. In addition, the source codes provided are considered trade secrets by MHN. ECSI agrees that if this source code or any code based upon this source code is copyrighted it will be a copyright jointly owned by ECSI and MHN or MHN's successor in interest

      2. Lucent License. MHN agrees to assist ECSI in securing the necessary related license from Lucent by responding to reasonable requests related to Lucents license. Should MHN no longer employ anyone who can respond to the request at the time ECSI or Lucent makes an inquiry, MHN shall not he obligated to assist further.

      3. Sale of Materials. MHN agrees to sell and ECSI agrees to purchase the assets described in enclosures 1, 2 and 3 to Attachment B attached and made a part hereof for a total purchase price of $151,500 in seven lots. The first lot shall be purchased for $25,000. After the initial purchase of the first lot on the effective date of this agreement, ECSI shall purchase one lot each thirty
(30) days thereafter for a purchase price of $21,083.33 per lot, with the first thirty day period beginning thirty days after the effective date of this Agreement. Fifty percent (50%) of the purchase price for each lot must be paid by cashier's or certified check delivered at the time of receipt of the lot and the balance must be paid by cashier's or certified check within 30 days of receipt of the lot.


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If ECSI does not pay for a lot in full during a thirty (30) day period, MHN shall have the right to increase the price of said lot by 20%, If the lot is sold to ECSI within 15 days of lot procurement date. ECSI's obligation to purchase the lots shall not be contingent on the making of any potential sales and MHN's identification of the above shall not constitute a representation or guarantee of future sales. MHN MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE ITEMS TRANSFERRED ABOVE (INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE). THE ITEMS ARE TRANSFERRED TO ECSI "AS IS."

      4. Other Items Purchased by ECSI. MHN agrees to sell and ECSI agrees to purchase the assets described in enclosures 4 and 5 to Attachment B as described below and attached and made a part hereof for the consideration set forth next to each enclosure item, with the consideration to be paid in full at closing by certified or cashier's check:

      a) Enclosure 4 to attachment B - Marketing and Production items - $9,500; and

      b) Enclosure 5 to Attachment B - Research and Development equipment, tools and files - $16,000

MHN MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE ITEMS TRANSFERRED ABOVE (INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE). THE ITEMS ARE TRANSFERRED TO ECSI "AS IS."

      5. Sublease. MHN agrees to sublease the portion of its premises located at 260 Finney Drive, Huntsville, AL 35824 described on Attachment C, attached and made a part hereof to ECSI for a period of 90 days after the effective date of this Agreement. ECSI shall pay MHN at the beginning of each 30 day period $1,400. ECSI shall pay all expenses as described on Attachment C within 10 days of receiving the bill. Prior to taking possession of the designated premises, ECSI shall provide MHN with evidence of premises liability coverage (naming MHN as an additional insured). ECSI's possession of the premises shall be subject to the same terms and conditions as set forth in MHN's lease attached and made a part hereof as Attachment D except as modified by this paragraph or Attachment C.

      6. Notices. No sooner than the effective date as hereinafter defined, MHN shall provide ECSI with names and addresses of its customers, sales representatives distributors, and users and key suppliers for ECSI to prepare a joint letter advising them of ECSI's license. MHN shall approve the terms of the letter and ECSI shall bear all costs related to the mailing.

      7. Effective Date. This agreement shall not be effective until the happening of all of the following which must occur by December 6, 1996 for the obligations of the parties to remain in effect:


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            a)    ECSI's payment in full of its open account with MHN in the amount of $18,307.31 (invoices number 1579, 1580, and 1625).

            b) ECSI's payment of $25,000 good faith money which shall also be consideration for the first lot of inventory, as described in enclosure 1 to Attachment B.

            c) ECSI's payment of $25,500 for the items described in enclosures 4 and 5 of Attachment B.

            d)    ECSI's payment of the first 30 days rent in the amount of $
                  1,400.

            e) Birch's guarantee of ECSI's performance under this agreement as evidenced by his signature to this agreement under the statement, "I fully guarantee the performance of ECSI."

            f) ECSI's securing of a necessary license from Lucent and delivery of evidence of such license to MHN in form satisfactory to MHN.

            g) MHN's securing of its landlord's permission to sublease a portion of the premises to ECSI.

            h) ECSI's delivery of the required evidence of insurance naming MHN as an additional insured, including product liability insurance as required in the License included as Attachment A.

            i) ECSI's delivery of the required evidence that it has entered into a nondisclosure agreement with Scientific Approaches relating to the Graphic Link protocol, in a form satisfactory to MHN.

            j) ECSI's delivery of an executed License Agreement substantially in the form of Attachment A.

      8. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

            a) The failure of ECSI to pay, promptly when due, any payment due under this Agreement or under any Attachment hereto if such failure shall continue unremedied for ten (10) days after receipt of written notice of such failure; or

            b) MHN reasonably determines that the books and records of ECSI or the sales reports required by the License Agreement attached as Attachment A are not accurate and such inaccuracy is not cured within ten (10) days of receipt of written notice of such Inaccuracy.

            c) ECSI defaults, breaches or fails to perform, observe or meet any covenant, statement, agreement, stipulation, term or condition made in the Agreement or


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                  any Attachment to the Agreement hereunder, with no prior
                  demand therefor or notice by MHN necessary except to the extent, if any, required under the express terms of the Agreement or Attachment to the Agreement governing such default; or

            d) The happening of any of the following (a) insolvency of ECSI or the Guarantor, (b) filing of a voluntary petition in bankruptcy by ECSI or Guarantor, (c) filing of a involuntary petition in bankruptcy against ECSI or Guarantor, (d) appointment of a receiver or trustee for ECSI or Guarantor,
                  (e) execution of an assignment for the benefit of creditor by ECSI or Guarantor, provided that said petition, appointment, assignment is not vacated or nullified within fifteen (15) days of such event; or

            e) ECSI fails to maintain and keep in force the insurance required under this Agreement or any Attachment to the Agreement, with no prior demand thereof or notice by MHN necessarily after notice to cure.

      9. Remedies upon Default. Notwithstanding any contrary provision or inference herein or elsewhere:

            a) MHN's Right to Declare a Default in its Sole Discretion if any Event of Default referred to in Article 8 of this Agreement shall occur or begin to exist, MHN may, declare a default hereunder in its sole discretion, after any requisite cure period has expired.

            b) Termination and Reversion. Immediately upon a declaration of a default pursuant to this Agreement, MHN is entitled to become the sole owner of all of the assets described in paragraph 1 of this Agreement and the License Agreement shall be deemed to be terminated. MHN may also terminate other provisions of this Agreement with the Attachments hereto as it sees fit, in its sole discretion. The Items listed in Attachment E of this Agreement shall revert back to MHN or MHN's successor in interest with MHN (or its successor in interest) being the sole owner. Any patents or copyrights jointly owned by ECSI and MHN or MHN's successor in interest shall revert to be owned solely by MHN or MHN's successor in interest; and

            c) Rights Cumulative. All of the rights and remedies of MHN upon occurrence of an Event of Default hereunder shall be cumulative to the greatest extent permitted by law and shall be in addition to all those rights and remedies afforded MHN at law or in equity or bankruptcy.

      10. Miscellaneous.

            a) Birch shall be the point of contact for ECSI. Cliff Cizan, 2355 Harrodsburg Road, Lexington, KY 40504 (phone 606-223-2277) shall be the point of contact for MHN.


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                                  ATTACHMENT A

             The License agreement between MHN and ECSI is attached.